EXHIBIT 11
                                                                      ----------


CityFed Financial Corp.
Statement Regarding the Computation of Basic Loss Per Common Share


For the Years Ended December 31, 2004 and 2003





                                                    YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                    2004             2003
                                                ------------     ------------
Computation of Basic Loss Per Share:
Weighted average number of shares outstanding     28,716,134       19,023,826
                                                ============     ============
Income (loss) applicable to common stock:(1)
From Continuing Operations                      $ (8,889,000)    $ (8,488,000)
                                                ============     ============
From Discontinued Operations                    $     14,000     $     26,000
                                                ============     ============
Net Loss                                        $ (8,875,000)    $ (8,462,000)
                                                ============     ============
Basic loss per share:
From Continuing Operations                      $      (0.31)    $      (0.45)
                                                ============     ============
From Discontinued Operations                    $         --     $         --
                                                ============     ============
Net Loss                                        $      (0.31)    $      (0.45)
                                                ============     ============





____________________

1/   Losses applicable to common stock are net of preferred stock dividends for the years ended December 31, 2004 and 2003 in the amount of $9,114,000, and $8,634,000, respectively